Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (to be filed on June 27, 2014) of Agree Realty Corporation of our report dated March 8, 2013 (March 7, 2014, as to the effects of discontinued operations discussed in Note 14), relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears on page F-4 of Agree Realty Corporation's annual report on Form 10-K for the year ended December 31, 2013.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Chicago, Illinois

June 27, 2014